Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement dated and effective as of January 29, 2008 (the “Agreement”) is entered into by and between Analogic Corporation (the “Company”) and Alex A. Van Adzin (“Mr. Van Adzin”).

A. Mr. Van Adzin has informed the Company that he wishes to resign from the Company in order to pursue other opportunities.

B. The parties desire to enter into a written agreement embodying their mutual understanding and promises concerning the orderly transition of Mr. Van Adzin’s responsibilities and the resolution of all issues concerning Mr. Van Adzin’s employment at the Company and the termination of that employment.

Now, therefore, in consideration of the mutual promises set forth below, and intending to be legally bound, the parties agree as follows:

1. Separation Date.

The parties agree that Mr. Van Adzin’s last day of employment was January 4, 2008 (the “Separation Date”). As of the end of the business day on the Separation Date, Mr. Van Adzin ceased to be an employee of the Company, and ceased to hold any other position with the Company, its subsidiaries, affiliates and employee benefit plans, including without limitation any position as an officer, director, employee or fiduciary of any of the foregoing. In consideration of the Company’s promises under this Agreement, Mr. Van Adzin hereby waives and forever relinquishes any rights he may have under the Company’s Severance Plan for Management Employees (the “Severance Plan”) and any other severance pay plan or arrangement other than this Agreement. Mr. Van Adzin recognizes and agrees that this Section 1 would fully satisfy and discharge any obligation the Company might have to provide a “Notice Period” under the Severance Plan if Mr. Van Adzin did not waive and relinquish any rights he may have thereunder.

2. Payment for Vacation Days. The Company shall pay Mr. Van Adzin an amount equal to his daily rate of base salary as of the Separation Date multiplied by the number of accrued and unused vacation days (including any pro-rata portion thereof), less any applicable legally required or voluntarily authorized deductions and withholdings.

3. Severance Pay. In full consideration of Mr. Van Adzin’s acceptance of all of the terms and conditions of this Agreement and his execution of the Release of Claims and Agreement Not to Sue that is Attachment A to this Agreement (the “Release”) in accordance with the provisions of Section 13(b) below and his not revoking the Release during the revocation period set forth in Section 14 below, and subject to his performance hereunder, the Company shall also provide Mr. Van Adzin with the following special benefits, which Mr. Van Adzin acknowledges and agrees he is not owed, and to which he would not otherwise be entitled:

a. For the period starting on the day after the Separation Date (as defined in Section 1 of this Agreement) and continuing for one year thereafter (January 5, 2008, through and including January 4, 2009) (the “Severance Period”), the Company shall pay Mr. Van Adzin amounts equal to what was formerly his regular base salary, at the rate in effect on the Separation Date, less legally required and voluntarily authorized deductions and withholdings (the “Severance Pay”). The Severance Pay shall be paid to Mr. Van Adzin in accordance with the Company’s customary payroll practices beginning promptly after the Separation Date, but in no event before the Effective Date (as defined in Section 17 of this Agreement). For the avoidance of doubt, the aggregate amount of Severance Pay will be $205,000, before legally required and voluntarily authorized deductions and withholdings. In addition, the Company shall continue to pay the employer portion of Mr. Van Adzin’s group health (medical and dental) insurance and group life insurance premiums for continuing coverage during the Severance Period (the “Health Benefit”). Mr. Van Adzin hereby acknowledges and agrees that the Severance Pay will provide him with at least four (4) weeks more in salary continuation than he would otherwise be entitled to under the standard practices ordinarily applicable to management employees of the Company whose employment terminates under similar circumstances, and that the Health Benefit will provide him with at least four (4) weeks more in employer-paid group health insurance and group life insurance premiums than he would otherwise be entitled to under such standard practices.

b. A lump sum payment representing Mr. Van Adzin’s target bonus for the Company’s fiscal year 2008 equal to 30% of his base salary rate of $205,000, or $61,500. This payment will be made as soon as practicable after the Effective Date (as defined in Section 17 of this Agreement).

c. Any unpaid portions of the Severance Pay described in Section 3(a) of this Agreement shall be paid to Mr. Van Adzin’s estate in the event of his death, on the condition that he has signed this Agreement and executed the Release in accordance with the provisions of Section 13(b) below and has not exercised his right to revoke the Release under Section 14 of this Agreement.

d. Title to the laptop computer, monitor, and printer used by Mr. Van Adzin at the Company as of December 1, 2007 will be delivered to Mr. Van Adzin after the Effective Date. A lump sum payment of $1,000 representing the estimated cost of mobile phone service and certain professional memberships for one year will be made as soon as practicable after the Effective Date. In addition, the telephone number that is associated with the mobile phone provided by Analogic will be transferred to Mr. Van Adzin, upon his request.

e. The Company will provide Mr. Van Adzin with career transition services it deems appropriate from a firm selected by the Company. The cost of providing such services shall be borne by the Company. For clarity, the above services will be provided for a six month period beginning at the Effective Date of this Agreement. Should he continue to need these services beyond this six month period, Mr. Van Adzin may request up to two additional three month extensions, in succession. These services will be provided by Drake Beam Moran at the Company’s cost.

f. Notwithstanding the termination of Mr. Van Adzin’s employment as set forth in this Agreement, the following outstanding stock awards shall vest (or the restrictions shall lapse, as the case may be) according to the following schedule:

A. One thousand two hundred fifty (1,250) Analogic incentive stock options granted to Mr. Van Adzin at a strike price of $42.83 on October 27, 2003 will vest on October 27, 2008.

B. Five hundred (500) Analogic incentive stock options granted to Mr. Van Adzin at a strike price of $41.32 on October 8, 2004 will vest on October 8, 2008.

C. The restrictions on one thousand two hundred fifty (1,250) shares of Analogic Restricted Stock granted to Mr. Van Adzin on February 24, 2004 will lapse on October 27, 2008.

D. The restrictions on five hundred (500) shares of Analogic Restricted Stock granted to Mr. Van Adzin on October 8, 2004 will lapse on October 8, 2008.

E. Subject to the achievement by the Company of the performance goals established by the Compensation Committee of the Company’s Board of Directors for the participants in the 2007 Performance-Contingent Restricted Stock Plan (the “2007 Performance Stock Plan”) and to the final determination by the Compensation Committee of the Company’s performance relative to the goals, Mr. Van Adzin will earn the portion of the 2,000 target shares awarded to him on October 26, 2007, calculated as follows: 2,000 x 17/36 x “Performance Share Multiplier.” For the purposes of this section, the Performance Share Multiplier is the factor from 0x through 2.0x that will apply to all participants who received awards in the 2007 Performance Stock Plan.

Except as expressly modified in this Section 3(f), all other terms and conditions pertaining to the respective stock awards will remain in full force and effect.

Mr. Van Adzin recognizes and agrees that the provisions of this Section 3 and the other provisions of this Agreement would fully satisfy, discharge and exceed any obligation the Company might have to provide Mr. Van Adzin with “Severance Benefits” under the Severance Plan if Mr. Van Adzin did not waive and relinquish his rights thereunder pursuant to Section 1 of this Agreement.

4. Continuation of Certain Benefits.

a. Mr. Van Adzin shall have all rights provided under federal or state law to continue participation in any group health (medical and dental) and life insurance plan sponsored by the Company in which he was a primary participant during his employment with the Company. After the end of the Severance Period, if Mr. Van Adzin elects to continue his participation in the Company’s group health (medical and dental) plans under the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), he shall sign and return to the Company within the time limits provided under COBRA the forms that he will receive under separate cover. Mr. Van Adzin’s ability to elect to continue health insurance coverage under COBRA’s provisions and life insurance coverage shall be determined in accordance with the governing insurance policies. Until the Release becomes effective in accordance with Section 14 below, Mr. Van Adzin’s rights as to previously granted stock options and restricted stock awards, if any, shall be determined in accordance with the governing plan documents and, as applicable, the awards.

b. Except as may be otherwise provided in this Agreement, Mr. Van Adzin’s right to any and all Company benefits will terminate on the Separation Date.

5. Return of Company Property. Mr. Van Adzin acknowledges, warrants, and represents that, except as is otherwise provided in Section 3(d) of this Agreement, on the Separation Date or upon earlier request by the Company, he will return all property owned by the Company that has been in his possession, custody, or control, including, but not limited to, any credit cards (or credit cards on which the Company is a guarantor), building or office keys, identification cards, telephones, pagers, and fax machines. Mr. Van Adzin agrees to repay to the Company the amounts of any temporary or permanent advances previously made to him by the Company which remain outstanding and any unpaid balances on any credit cards of monies due to the Company or for which the Company is a guarantor.

6. Integrity of Company Records. Mr. Van Adzin agrees to leave intact all electronic Company documents, including those that he developed or helped to develop during his employment, and agrees to deliver to the Company on the Separation Date and earlier upon request the computer media on which such documents are stored and all passwords and keys necessary to access such documents. Mr. Van Adzin warrants and represents to the Company that he has not concealed, falsified, deleted, destroyed, or altered any documents, emails, or other records of the Company, and that he has not copied any such materials without written permission from the Company, except as may be authorized by the Company’s written policies.

7. Protection of Confidential Information. Mr. Van Adzin acknowledges that in the course of his employment with the Company or any of its predecessor companies, he has had access to confidential information and trade secrets relating to business affairs of the Company and/or its predecessor companies or subsidiaries or affiliates (“Confidential Information”). Mr. Van Adzin agrees to maintain the confidentiality of the Confidential Information. Mr. Van Adzin agrees that, at no time following his execution of this Agreement, will he disclose or otherwise make available to any person, company, or other party, any Confidential Information. This Agreement shall not limit any obligations that Mr. Van Adzin may have under applicable federal or state laws or any other agreements that he may have with the Company. Mr. Van Adzin acknowledges and reaffirms his obligations under his Proprietary Information and Inventions Agreement with the Company that was effective October 27, 2003 (the “Proprietary Information Agreement”), which shall continue in full force and effect. Any provision of this Agreement to the contrary notwithstanding, nothing in this Agreement is intended to waive any provision of the Proprietary Information Agreement.

8. Business Expenses and Compensation. Mr. Van Adzin acknowledges that he has been reimbursed by the Company for all business expenses incurred in connection with his employment at the Company and that no other reimbursements are owed to him. Mr. Van Adzin further acknowledges that he has received payment in full for all services rendered in conjunction with his employment at the Company and that no other compensation is owed to him.

9. Confidentiality of This Agreement. Mr. Van Adzin agrees to hold this Agreement in confidence, and not to disclose, directly or by implication, any of its provisions, except (a) to his spouse or immediate family members, or his legal and financial advisors (in each case on the condition that those parties cannot disclose the same to any others, except as required by operation of law), and (b) to the extent required by law or to the extent necessary to enforce his rights under this Agreement.

10. Entitlement to Unemployment Benefits and Reemployment. The Company agrees not to challenge Mr. Van Adzin’s entitlement to any applicable unemployment compensation benefits. Mr. Van Adzin agrees that at no time in the future will he seek employment with the Company, its subsidiaries or affiliates, and he waives any right to do so.

11. Advice of Counsel. Mr. Van Adzin is advised to consult with an attorney before signing this Agreement or the Release. By signing this Agreement, Mr. Van Adzin acknowledges and agrees that the Company has advised him in writing to consult with an attorney concerning this Agreement and the Release, including, but not limited to, by providing Mr. Van Adzin with a copy of this Agreement and the Release to review in detail before signing. Mr. Van Adzin further acknowledges and agrees that he is responsible for payment of all of his own legal fees and expenses incurred in connection with the review of this Agreement and the Release and the resolution of any and all Claims that he may have against the Company.

12. No Solicitation or Disparagement; Competition. Mr. Van Adzin shall not, either directly or indirectly, on his behalf or on the behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any other business, any person employed by the Company or its subsidiaries or affiliates whether or not such employee is a full-time employee or a temporary employee of the Company or its subsidiaries or affiliates. Mr. Van Adzin shall not, either directly or indirectly, disparage the Company or its services or products or any of the persons or entities that are released under the provisions of the Release. Nothing in this Agreement shall prohibit Mr. Van Adzin from providing truthful testimony in response to a subpoena or other legal process. In addition, as of the Effective Date and as approved by the Compensation Committee of the Analogic Board of Directors, the Company shall be deemed to have released Mr. Van Adzin from any and all obligations not to compete with the Company following the Separation Date, including without limitation those arising out of those certain Non-Competition Agreements signed by Mr. Van Adzin dated March 24, 2004 and October 16, 2004, respectively.

13. Conditions to Severance Pay and Health Benefit. Mr. Van Adzin’s entitlement to receive and retain the Severance Pay, Health Benefit and career transition services benefits described in Section 3 above is contingent on (a) his signing this Agreement and delivering it to the person identified in Section 14 below by February 5, 2008; (b) his signing the Release on or after January 5, 2008 and on or before February 5, 2008 and delivering it to the person identified in Section 14 below within seven calendar days after he signs it; (c) his not revoking the Release within seven calendar days after he signs it; and (d) his full performance of his obligations under this Agreement and the Release.

14. Right to Revoke Release. Within seven (7) days after his signing the Release (and only within seven (7) days after his signing the Release), Mr. Van Adzin may revoke the Release for any reason by informing the Company of his intent to revoke the Release. The Release will not become effective or enforceable unless and until (a) Mr. Van Adzin executes the Release on or after January 5, 2008 and on or before February 5, 2008, (b) Mr. Van Adzin delivers the signed Release to the person identified below within seven calendar days after he signs it, and (c) the seven-(7)-day revocation period has expired without Mr. Van Adzin having revoked the Release. Any such revocation must be in writing and hand delivered to the person listed below or, if sent by mail, must be received by such person within the applicable time period, sent by certified mail with return receipt requested, and addressed as follows:

Douglas Rosenfeld

Vice President, Human Resources

Analogic Corporation

8	Centennial Drive

Peabody, Massachusetts 01960

In the event that Mr. Van Adzin effectively revokes the Release, neither Mr. Van Adzin nor the Company will have any rights or obligations whatsoever under this Agreement. Any such revocation will not affect the termination of Mr. Van Adzin’s employment at the Company described in Section 1 of this Agreement, which will be effective as of the date set forth in Section 1 of this Agreement whether or not Mr. Van Adzin signs the Release or revokes the Release.

15. Adequate Time to Review. The parties acknowledge that the Company previously offered Mr. Van Adzin a Separation Agreement on November 5, 2007 and again on November 28, 2007, provided Mr. Van Adzin a period of more than twenty one (21) days in which to review and consider the Agreement, and that the parties negotiated certain changes with respect thereto. The changes from the original reflected in this Agreement, whether material or immaterial to the Agreement, shall not restart the running of the twenty-one (21) day time period. Mr. Van Adzin may, if he so chooses, sign this Agreement prior to the expiration of such twenty-one-(21)-day period, but, if he does so, his signing of this Agreement will not cause the seven-(7)-day revocation period specified in Section 14 of this Agreement to begin, as the Release may not be signed before January 5, 2008 and it may only be revoked within seven (7) days after he signs the Release.

16. Knowing and Voluntary Agreement. Mr. Van Adzin hereby acknowledges and agrees that (a) he has read this Agreement, including the Release, (b) the Company has advised him in writing to consult with an attorney of his choosing prior to signing this Agreement or the Release, (c) he understands the provisions of this Agreement, or to the extent that he has not understood any section, paragraph, sentence, clause, or provision, he has taken steps to ensure that it was explained to him to his satisfaction, (d) he is not relying on any representations by any representative of the Company concerning the meaning of any provision of this Agreement or the Release, and (e) he has entered into this Agreement knowingly and voluntarily.

17. Effective Date of Release. The Release shall not become effective until the day (the “Effective Date”) that is eight (8) calendar days after Mr. Van Adzin has signed the Release in accordance with the provisions of Section 13(b) above and then only if (a) it has been delivered to the person named in Section 14 of this Agreement within seven days after he signed it, and (b) it has not been revoked by Mr. Van Adzin in accordance with the provisions of Section 14 of this Agreement.

18. No Admission of Liability. This Agreement is not an admission by the Company of any liability or wrongdoing, or an admission by the Company that any of its actions or inactions are unjustified, unwarranted, discriminatory, wrongful, or in violation of any federal, state, or local law, and this Agreement shall not be interpreted as such. The Company disclaims any liability to Mr. Van Adzin or any other person on the part of itself and/or its current or former directors, officers, employees, representatives, and agents. Mr. Van Adzin agrees and acknowledges that this Agreement shall not be interpreted to render either the Company or Mr. Van Adzin to be a prevailing party for any purpose including, but not limited to, an award of attorneys’ fees under any statute or otherwise.

19. No Pending Complaints; Cooperation.

a. By signing this Agreement, Mr. Van Adzin acknowledges and represents that neither he nor any of his representatives or assigns has filed any Claim against any of the Released Parties with any federal, state, or local court or administrative agency or in any forum, and that neither he nor any of his representatives or assigns is a party to any such Claim.

b. Mr. Van Adzin agrees to cooperate fully with the Company, if requested by the Company or its counsel to do so, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Mr. Van Adzin’s full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or any administrative hearing or mediation or other alternative dispute resolution mechanism, and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to reimburse Mr. Van Adzin for reasonably documented travel, food, and lodging expenses in connection with the aforementioned cooperation. Mr. Van Adzin further agrees to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company reasonably requires in order to effectuate or further document Mr. Van Adzin’s removal from all offices, titles, statuses, and positions with the Company and its subsidiaries and affiliates effective as of the end of the business day on the Separation Date.

20. Successful Enforcement of Breach. In the event that Mr. Van Adzin is determined to be in breach of any provision of this Agreement or the Release (or any other agreement or obligation binding on Mr. Van Adzin) by an Arbitrator under Section 23 of this Agreement, the Company will have no further obligations under Section 3 of this Agreement. In the event of Mr. Van Adzin’s breach and the Company’s successful enforcement of its rights under this Agreement or the Release (or any other agreement or obligation binding on Mr. Van Adzin) by judgment or settlement, then in addition to any other remedies and damages available under law, the Company shall also be entitled to repayment of all monies paid to Mr. Van Adzin pursuant to this Agreement, and shall also be entitled to an award for all legal expenses and fees, including, but not limited to, the reasonable fees and disbursements of counsel, incurred by the Company in connection with its efforts to obtain or enforce any benefit or right provided by this Agreement or the Release (or any other agreement or obligation binding on Mr. Van Adzin). If the Company is determined to be in breach of any provision of this Agreement by an Arbitrator under Section 23 of this Agreement, then in addition to any other remedies and damages available under law, Mr. Van Adzin shall also be entitled to an award of all legal expenses and fees, including, but not limited to, the reasonable fees and disbursements of counsel, incurred by him in connection with his efforts to obtain or enforce any benefit or right provided by this Agreement or the Release.

21. No Adequate Remedy at Law. Mr. Van Adzin agrees that it is impossible to measure in money all of the damages that will be incurred by the Company by reason of his breach of any of his obligations under this Agreement or the Release. Therefore, if the Company shall institute any action or proceeding to enforce the provisions of this Agreement or the Release, Mr. Van Adzin hereby waives, and shall not raise in any such action or proceeding, the claim or defense that the Company has an adequate remedy at law.

22. No Assignment. This Agreement is personal to Mr. Van Adzin and not assignable.

23. Governing Law and Arbitration. This Agreement, including the Release, shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof, except to the extent that the laws of the Commonwealth are preempted by federal law. If any part of this Agreement, including the Release, is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted, and the balance of this Agreement shall remain in full force and effect. All disputes arising out of, or in connection with, the interpretation or breach of this Agreement or the Release, which are not promptly settled by mutual agreement of the parties, will be finally settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Unless otherwise agreed to in writing by both parties, such arbitration shall be conducted in Boston, Massachusetts.

24. Entire Agreement. This Agreement, including the Release, contains the entire agreement between Mr. Van Adzin and the Company with respect to the subject matter of this Agreement and the Release, and there are no promises, undertakings or understandings as to such subject matter outside of this Agreement or the Release, except as may otherwise be stated in this Agreement or the Release. This Agreement supersedes all prior or contemporaneous discussions, communications, understandings, negotiations, and agreements, whether written or oral, with respect to Mr. Van Adzin’s employment at the Company, termination of that employment, and all related matters, except as may otherwise be stated in this Agreement. For the avoidance of doubt, neither this Agreement nor the Release supersedes the Proprietary Information Agreement, which continues in full force and effect. Mr. Van Adzin’s rights to payments or employee benefits from the Company are specified exclusively and completely in this Agreement. This Agreement, including the Release, may only be modified or amended by a writing signed by an authorized officer of the Company and by Mr. Van Adzin.

In Witness Whereof, the parties have executed this Agreement under seal by their signatures below.

ANALOGIC CORPORATION

By /s/ James W. Green	/s/ Alex Van Adzin

James W. Green President and Chief Executive Officer	Alex A. Van Adzin

Date: 1-30-08 Date: January 31, 2008Exhibit A

RELEASE OF CLAIMS AND AGREEMENT NOT TO SUE

This Release of Claims and Agreement Not to Sue (this “Release”) is being executed by Alex A. Van Adzin on the date set forth on the signature page below.

1. Released Claims. In consideration of the payment by the Company to me of the Severance Pay described in Section 3.a. of the separation agreement between me and Analogic Corporation dated and effective as of January 29, 2008 (the “Separation Agreement”), and in consideration of the Health Benefit and career transition services to be provided at the Company’s expense pursuant to Sections 3.a. and 3.c. of the Separation Agreement, which Severance Pay, Health Benefit and career transition services I acknowledge I would not otherwise be entitled to receive, I, Alex A. Van Adzin, for myself and my heirs, executors, administrators, representatives, successors and assigns, hereby fully, forever, and unconditionally release, acquit, and discharge the Company and its subsidiaries, other affiliated entities, predecessors, successors, and assigns, and the officers, directors, shareholders, holders of any interest, principals, employees, employee benefit plans (except to the extent that the Separation Agreement provides for benefits or rights to be provided to me under any such plans), attorneys, fiduciaries, agents and other representatives of or in each of them (the “Released Parties”) of and from any and all claims, charges, complaints, actions, causes of action, suits, rights, debts, sums of money, agreements, covenants, contracts, promises, omissions, representations, accounts, reckonings, obligations, damages, costs, liabilities, expenses, and demands (the previously listed items being sometimes referred to collectively in this Release as “Claims”) of any kind and nature whatsoever, whether known, unknown, presently existing, contingent, or conditional, in law or in equity, which I ever had or now have against the Released Parties, for or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date on which I am signing this Release, including, but not limited to, any and all Claims arising out of my employment at, and/or separation from, the Company (the “Released Claims”), which Released Claims shall include, but not be limited to, any Claims under or in connection with any or all of the following:

i. The Massachusetts Fair Employment Practices Act, which includes Massachusetts General Law, Chapter 15lB, as amended; the Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq., as amended; the Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C, as amended; the Massachusetts Consumer Protection Act, G.L. c. 93A, as amended; the Massachusetts Civil Rights Act, G.L. c.12, § 11H and § 11I, as amended; the Massachusetts Equal Rights Act, G.L. c. 93, § 102, as amended; and the Massachusetts Workers Compensation Statute, G.L.c. 152;

ii. The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 626 et seq.;

iii. The Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.;

iv. The Employee Retirement Income and Security Act, 29 U.S.C. § 1001, et seq.;

v. The Fair Labor Standards Act, 29 U.S.C. § 201 et seq.;

vi. Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

vii.	The Equal Pay Act of 1963, Public Law 88-38;
viii.	The Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.:
ix.	The National Labor Relations Act, 29 U.S.C. § 151 et seq.;

x. The Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.;

xi. The Rehabilitation Act, 29 USC. § 701 et seq.;

xii. Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.;

xiii. The Worker Adjustment and Retraining Notification Act of 1988, 29 U.S .C. § 2101 et seq.;

xiv. Any other federal, state, or local law, including any attorneys’ fees that could be awarded in connection with these or any other Claims;

xv. Any and all common-law Claims under contract, quasi-contract or tort theories, including, but not limited to:

A.	Breach of contract, breach of an express or implied promise, breach of the implied covenant of good faith and fair dealing, or breach of fiduciary duty;

B.	lnterference with contractual relations;

C.	Promissory estoppel, or quantum meruit;

D.	Breach of employee handbooks, manuals, or other policies;

E.	Any Claim under or associated with any of the Company’s equity compensation plans or arrangements, including any Claim with respect to any stock options and restricted stock awards, but excluding any Claims with respect to or arising under the provisions of Section 3(f) of the Separation Agreement, and any Claim under or associated with any other employee compensation or benefit plan, including but not limited to the Company’s Severance Plan for Management Employees, but excluding any Claims with respect to or arising under the provisions of Sections 3(a), 3(b), and/or 4(a) of the Separation Agreement;

F. Assault or battery;

G.	Invasion of privacy or disclosure of private or protected personal information;

H.	False imprisonment;

I.	Intentional or negligent misrepresentation, or fraud;

J.	Retaliation, or intentional or negligent infliction of emotional distress;

K.	Defamation (including all forms of libel, slander, and self-defamation);

L.	Wrongful discharge, or wrongful discharge in violation of public policy;

M.	Negligence, including negligent hiring, retention, or supervision;

N.	Any other Claim based on any theory, whether developed or undeveloped, arising from or related in any way to my employment or the termination of my employment at the Company, or any other fact or matter occurring prior to my signing this Agreement;

O.	Any other Claim arising under or related to any other federal, state, or local human rights, civil rights, wage-hour, pension, labor or employment laws, rules, or regulations, other public policy; and/or

P. Any other Claim arising under common law or in equity.

2. Exclusions. The only Claims excluded from the Released Claims are (a) Claims for breach of the Separation Agreement by the Company, (b) Claims that first arise after the date on which I signed this Release, (c) Claims concerning vested benefits under any retirement and/or pension plans under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), and (d) Claims to defense and indemnification by the Company for actions taken by me in the course and scope of my employment at the Company, provided, however, that I understand that the Company makes no representations or warranties pertaining to my right to make any such Claims. For the avoidance of doubt, Claims under the Company’s Severance Plan for Management Employees are not excluded from the Released Claims. Nothing in this Release shall prohibit me from filing a Claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with such Claim or proceeding).

3. Agreement Not to Sue. By signing this Release, I acknowledge and represent that neither I nor any of my representatives or assigns has filed any Claim against any of the Released Parties with any federal, state, or local court or administrative agency, or in any forum, and that neither I nor any of my representatives or assigns is a party to any such Claim. In addition, I agree, on behalf of myself and my heirs, executors, administrators, representatives, successors and assigns, not to file or otherwise assert any Released Claim against any of the Released Parties with any federal, state, or local court or administrative agency, or in any forum, except as permitted by Section 2 above.

. 4. Right to Revoke. I understand that, within seven (7) days after I sign this Release (and only within seven (7) days after I sign this Release), I may revoke this Release for any reason by informing the Company of my intent to revoke the Release. I understand that this Release will not become effective or enforceable unless and until (a) I execute this Release on or after January 5, 2008 and on or before February 5, 2008, (b) I deliver the signed Release to the person identified below within seven calendar days after I sign it, and (c) the seven-(7)-day revocation period has expired without my having revoked this Release. I understand that any such revocation must be in writing and hand delivered to the person listed below or, if sent by mail, must be received by such person within the applicable time period, sent by certified mail with return receipt requested, and addressed as follows:

Douglas Rosenfeld

Vice President, Human Resources

Analogic Corporation

8	Centennial Drive

Peabody, Massachusetts 01960

I understand that in the event that I effectively revoke the Release, neither I nor the Company will have any rights or obligations whatsoever under the Separation Agreement. I also understand that any such revocation will not affect the termination of my employment at the Company described in Section 1 of the Separation Agreement, which will be effective as of the date set forth in Section 1 of the Separation Agreement whether or not I revoke the Release.

5. Adequate Time to Review. I acknowledge that I have been given at least twenty-one (21) days in which to consider the provisions of the Separation Agreement and this Release before signing them.

6. Knowing and Voluntary Waiver. I hereby acknowledge and agree that (a) I have read the Separation Agreement and this Release, (b) the Company has advised me in writing to consult with an attorney of my choosing prior to signing the Separation Agreement and this Release, (c) I understand the provisions of the Separation Agreement and this Release, or to the extent that I have not understood any section, paragraph, sentence, clause, or provision, I have taken steps to ensure that it was explained to me to my satisfaction, (d) I am not relying on any representations by any representative of the Company concerning the meaning of any provision of the Separation Agreement or this Release, and (e) I have entered into the Separation Agreement and this Release knowingly and voluntarily. I UNDERSTAND AND AGREE THAT BY ENTERING INTO THIS RELEASE I AM WAIVING ANY AND ALL RIGHTS OR CLAIMS THAT I MIGHT HAVE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, AND THAT I HAVE RECEIVED CONSIDERATION BEYOND THAT TO WHICH I WAS ENTITLED IN THE ABSENCE OF THIS RELEASE.

7. Effective Date. This Release shall not become effective until the day (the “Effective Date”) that is eight (8) calendar days after I have signed it in accordance with the provisions of Section 13(b) of the Separation Agreement and then only if (i) it has been delivered to the person named in Section 4 of this Release within seven days after I signed it, and (ii) it has not been revoked by me in accordance with the provisions of Section 4 of this Release.

8. Entire Agreement. This Release and the Separation Agreement contain the entire agreement between me and the Company with respect to the subject matter of this Release, and there are no promises, undertakings or understandings as to such subject matter outside of this Release and the Separation Agreement. This Release may only be modified or amended by a writing signed by an authorized officer of the Company and me.

I understand the contents of this Release, and I am signing it voluntarily on the 31st day of January, 2008.

/s/Alex Van Adzin

Alex A. Van Adzin